Exhibit 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of November 30, 2006, by and among GTSI CORP., a Delaware corporation (the “Borrower”), the Lenders (as defined below) signatory hereto, the other Borrower Parties (as defined below) signatory hereto, and CRYSTAL CAPITAL FUND, L.P., in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, certain Subsidiaries of the Borrower signatory thereto as Guarantors (together with the Borrower, collectively, the “Borrower Parties”), the lenders signatory thereto from time to time (the “Lenders”) and the Administrative Agent are parties to a certain Credit Agreement, dated as of June 2, 2006, as amended by that certain First Amendment to Credit Agreement dated as of July 12, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower; and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent waive the Specified Event of Default and amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders and the Administrative Agent are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1.             Amendments to Section 1.1.              Section 1.1 of the Credit Agreement, “Definitions”, is hereby amended and modified by adding the following definitions in the appropriate alphabetical order (in the case of any new definition) and amending and restating in their entirety the following definitions (in the case of any definition already included in the Credit Agreement):

“Availability Block” shall mean (a) at all times prior to the FCCR Election Date, $15,000,000, and (b) at all times on or after the FCCR Election Date, $10,000,000.

“EBITDA” shall mean, with respect to the Borrower on a consolidated basis with its Subsidiaries for any period, the net income for such period determined in accordance with GAAP, plus, without duplication and to the extent reflected as charges in the statement of net income for such period, the sum of (i) income taxes, (ii) Interest Expense, and (iii) depreciation and amortization expense; provided, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis; provided, further, that the net income (or loss) of the Borrower and its Subsidiaries for any such period shall exclude therefrom (to the extent otherwise included therein) (a) any extraordinary gains, (b) any non-cash extraordinary losses, (c) with respect to any such amount that was deducted under clause (b) of this definition as an expense in a prior period, any cash payments of accrued expenses that were not included in the calculation of EBITDA when the applicable accrual was made, (d) any gains attributable to write-ups of assets or gains due to the forgiveness of debt or trade liabilities, (e) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (f) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (g) any non-cash gains, income, loss, expense, or charge to earnings due to change in GAAP accounting rules and (h) non-cash interest income on lease transactions recognized by the Borrower due to the release of any purchase option retained by the Borrower in connection with any such lease transaction.

“FCCR Election Date” means the earlier of (a) the date on which the Borrower elects to implement the Fixed Charge Coverage Ratio covenant test set forth in Section 8.10, which date shall be the last day of a fiscal quarter of Borrower, so long as (i) no Default or Event of Default has occurred and is continuing on the proposed FCCR Election Date, (ii) the Administrative Agent receives written notice of such election not less than ten (10) Business Days prior to the proposed FCCR Election Date, (iii) Borrower delivers to the Administrative Agent pro forma financial statements demonstrating that the Borrower and its Subsidiaries will be in compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 8.10 for a period of twelve (12) months after the proposed FCCR Election Date, together with an officer’s certificate certifying that such financial statements are true and correct, and (iv) the Administrative Agent has received written confirmation from the Senior Credit Facility Agent that the Availability Block under (and as defined in) the Senior Credit Facility Agreement has been or will be reduced to $10,000,000 on the proposed FCCR Election Date, and (b) September 30, 2008.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, calculated on a Pro Forma Basis during such period, the ratio of (a) the greater of (i) (x) EBITDA for such period minus (y) the sum of (A) Capital Expenditures made during such period, (B) cash tax payments made during such period and (C) to the extent included in EBITDA, non-cash interest income from lease transactions during such period, or (ii) zero, to (b) the sum of (i) scheduled payments of principal made with respect to Funded Debt during such period, (ii) Interest Expense paid or payable in cash during such period and (iii) Restricted Purchases and Restricted Payments paid during such period.

2.             Amendment to Section 2.3.  Section 2.3 of the Credit Agreement, “Interest”, is hereby amended and modified by deleting the last sentence of subsection (a)(i) therein in its entirety and by substituting the following in lieu thereof:

“Except as otherwise provided in Section 2.3(b), interest shall accrue and be payable on the Term Loan (or any portion thereof) at the rate per annum equal to (A) at all times prior to and including the FCCR Election Date, the greater of (i) the Base Rate plus 5.25% or (ii) 13.25%, and (B) at all times thereafter, the greater of (i) the Base Rate plus 5.00% or (ii) 13.00%, such interest rate to be adjusted monthly on the first day of each calendar month.

3.             Amendment to Section 8.9.  Section 8.9 of the Credit Agreement, “Minimum EBITDA” is hereby amended and modified by deleting such section in its entirety and by substituting the following in lieu thereof:

“Section 8.9           Minimum EBITDA.  Until the FCCR Election Date, the Borrower Parties shall not permit the EBITDA of the Borrower Parties to be less than the amounts set forth in the table below for the applicable periods set forth in such table:

Period	Minimum EBITDA:
Four fiscal quarter period ending December 31, 2006	$2,151,000
Four fiscal quarter period ending March 31, 2007	$5,556,000
Four fiscal quarter period ending June 30, 2007	$878,000
Four fiscal quarter period ending September 30, 2007	$6,204,000
Four fiscal quarter period ending December 31, 2007	$5,632,000
Four fiscal quarter period ending March 31, 2008	$6,000,000
Four fiscal quarter period ending June 30, 2008	$8,000,000

4.             Amendment to Section 8.10.  Section 8.10 of the Credit Agreement, “Fixed Charge Coverage Ratio” is hereby amended and modified by deleting such section in its entirety and by substituting the following in lieu thereof:

“8.10       Fixed Charge Coverage Ratio.  The Borrower Parties shall not permit as of the FCCR Election Date, and as of the end of each fiscal quarter thereafter, the Fixed Charge Coverage Ratio for the immediately preceding four (4) fiscal quarter period to be less than 1.10 to 1.00.”

5.             Waiver.  As a result of the Borrower’s failure to achieve the Minimum EBITDA requirement under Section 8.9 of the Credit Agreement for the period ended September 30, 2006, an Event of Default (the “Specified Event of Default”) would have occurred but for the fact that the Borrower, Administrative Agent and the Majority Lenders entered into that certain Waiver dated as of November 6, 2006 (the “Existing Waiver”).  The Existing Waiver will terminate and be of no further force or effect as of the date hereof and the Borrower has requested that the Administrative Agent and the Majority Lenders waive the Specified Event of Default on a permanent basis as set forth herein.  Therefore, subject to the terms and conditions set forth in this Amendment, the Administrative Agent and the Majority Lenders hereby waive the Specified Event of Default.  In no event shall such waiver act as a waiver of any other requirement or hinder, restrict or otherwise modify the rights and remedies of the Lender Group following the occurrence of any other failure to comply with Section 8.9 of the Credit Agreement, or the occurrence of any Default or Event of Default under this Amendment, the Credit Agreement or any other Loan Document.

6.             Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment, it is understood and agreed that this Amendment shall not become effective, and the parties shall have no rights under this Amendment, until the Administrative Agent shall have received:

                (a)           executed counterparts to this Amendment from the Borrower, each of the other Borrower Parties and the Majority Lenders;

(b)           a fully executed amendment containing corresponding amendments to those contained herein (where applicable) under the Senior Credit Facility Documents, which shall be in form and substance satisfactory to the Administrative Agent; and

(c)           payment of an amendment fee to each Lender executing this Amendment in an amount equal to 0.15% of the outstanding principal amount of such Lender’s Term Loan, which shall be fully earned when due and non-refundable when paid.

7.             Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, each Borrower Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)           The execution, delivery and performance by such Borrower Party of this Amendment (i) are within such Borrower Party’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of such Borrower Party’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental

Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any Material Contract to which such Borrower Party is a party; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Borrower Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other Person;

(b)           This Amendment has been duly executed and delivered for the benefit of or on behalf of each Borrower Party and constitutes a legal, valid and binding obligation of each Borrower Party, enforceable against such Borrower Party in accordance with its terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and

(c)           The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

8.             Reaffirmations and Acknowledgments.

(a)           Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty contained in Article 3 of the Credit Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder.

(b)           Acknowledgment of Security Interests. Each Borrower Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

9.             Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

10.           Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts and all applicable federal laws of the United States of America.

11.           No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

12.           Costs and Expenses.  The Borrower agrees to pay, in accordance with the terms and conditions contained in the Credit Agreement, all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

13.           Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

14.           Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

15.           Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal by their respective authorized officers as of the day and year first above written.

BORROWER:	GTSI CORP.

By:
Name:
Title:

GUARANTORS:		GTSI FINANCIAL SERVICES, INC.

By:
Name:
Title:

TECHNOLOGY LOGISTICS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDMENT]

ADMINISTRATIVE AGENT AND
LENDERS:	CRYSTAL CAPITAL FUND, L.P., as the Administrative Agent and a Lender

	By:	Crystal Capital GP, LLC, its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDMENT]

CRYSTAL CAPITAL FUND, LTD, as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDMENT]